EXHIBIT 99.1

Superconductor Technologies Reports 2014 Third Quarter Results

– Partnership with Robinson Institute expands customer reach to Asian markets –

– RCE-1000 completely assembled, operational and preparing to ramp production –

– Completes sale of equity interest in Resonant Inc. for $3.56 million –

AUSTIN, Texas, Nov. 12, 2014 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the third quarter ended September 27, 2014.

Jeff Quiram, STI's president and chief executive officer, stated, "The industry leading performance of our Conductus® wire attained significant market validation in September when STI entered a strategic agreement with the Robinson Institute, a recognized leader in the development of HTS technologies. With this agreement, STI gains access to Robinson's channel of existing customers, and together we will focus on the energy and health industries. Our mutual goal is to develop demand for Conductus wire for rotating machine, transformer, scientific magnet and MRI applications. Jointly, we have already identified projects and engaged end customers.

"In the third quarter, we continued to expand our customer base with the addition of four new customers including industry-leading global suppliers. These multi-national companies broaden our global reach and increase the market visibility of emerging products. We are excited by the continued demand for Conductus wire from new and existing customers. We believe that this increasing interest reinforces the importance of the industry's ongoing focus on commercializing superconducting products around the world. We were delighted to continue working with industry leaders at both the ASC and CIGRE conferences, two premier industry events. These collaborative efforts utilized industry experts that demonstrated a clear value proposition to designers of the future electrical grid."

During the quarter STI shipped Conductus wire to ten customers: four new and six existing. Of these customers, seven are in Stage 1 evaluation, which includes wire characterization and performance testing, and three are in Stage 2, which involves significantly more rigorous testing to simulate devices for commercial deployment.

In August, STI joined by highly regarded members of the superconductivity community, including Nexans, the Robinson Institute, and the University of Cambridge, presented industry leading results of collaborative testing efforts of Conductus wire. This was followed by CIGRE 2014 for power industry experts designing the future super grids and smart grids. At CIGRE, Nexans, LS Cable, RWE Deutschland AG and STI jointly showcased advanced superconducting fault current limiters and high power superconducting cables solutions for the electrical grid.

"STI achieved a major company milestone by completing final assembly of our one kilometer reactive co-evaporation system (RCE-1000)," added Quiram. "The RCE-1000 is operational, meets all of our specifications and now we are focused on process development and software testing. With the completion of this final piece of production equipment, STI is positioned to produce Conductus wire on a commercial scale. As wire production ramps on the RCE-1000, we expect to ship sufficient Conductus wire for our customers to conclude their performance evaluation and qualification testing in their electrical devices. We are excited about our position in the industry and the progress our team is making with our manufacturing equipment."

STI's third quarter 2014 net revenues were $86,000 compared to $75,000 in the second quarter of 2014 and $229,000 in the third quarter of 2013. Revenue for all periods was primarily from legacy wireless products. Net loss for the third quarter 2014 was $2.4 million, or a loss of $0.19 per basic and diluted share. This compared to the second quarter of 2014 when the company recognized a one-time gain of $3.5 million from its investment in Resonant Inc. and net loss was $55,000, or a loss of $0.00 per basic and diluted share. The third quarter of 2013 net loss was $3.5 million, or a loss of $0.42 per basic and diluted share.

For the nine-month period ending September 27, 2014, total net revenues were $550,000, compared to $1.6 million for the same period a year ago. Including the aforementioned gain, the net loss for the first nine months of 2014 was $5.4 million, or $0.43 per share, compared to $8.3 million, or $1.48 per share, for the year ago period.

As of September 27, 2014, STI had $1.0 million in cash and cash equivalents, which included cash proceeds to the company of $334,000 resulting from the exercise of 130,000 outstanding warrants. Subsequent to the third quarter of 2014, STI received $3.56 million from the sale of Resonant Inc. (Nasdaq:RESN) common stock, achieving STI's goal to monetize the value of the non-core intellectual property the company previously contributed to Resonant.

Investor Conference Call

STI will host a conference call and simultaneous webcast today, Nov. 12th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. Participating in the call will be Jeff Quiram, president and chief executive officer; and Bill Buchanan, vice president and chief financial officer. To listen to the call live, please dial 1-888-312-3048 at least 10 minutes before the start of the conference. International participants may dial 1-719-325-2323. The conference ID is 7011055. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on November 17th by dialing 1-888-203-1112 or 1-719-457-0820, and entering pass code 7011055. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Austin, TX, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D. Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

Safe HarborStatement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our ability to incorporate and fully assemble new equipment effectively and on time into our production processes; our ability to calibrate and use new equipment to produce wire in accordance with our timetable; our limited cash and a history of losses; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; our ability to raise sufficient capital to fund our operations (whether through registered direct offerings or otherwise), and the impact on our strategic wire initiative of any inability to raise such funds; the impact of any such financing activity on the level of our stock price, which may decline in connection with the sales under registered direct offerings or otherwise; the dilutive impact of any issuances of securities to raise capital; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2013 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Cathy Mattison or Kirsten Chapman
LHA +1-415-433-3777 invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Net revenues	$ 86,000	$ 229,000	$ 550,000	$ 1,560,000

Costs and expenses:
Cost of commercial product revenues	390,000	290,000	1,112,000	910,000
Research and development	1,531,000	1,875,000	4,517,000	4,724,000
Selling, general and administrative	1,281,000	1,434,000	3,995,000	3,909,000

Total costs and expenses	3,202,000	3,599,000	9,624,000	9,543,000

Loss from operations	(3,116,000)	(3,370,000)	(9,074,000)	(7,983,000)

Other Income and Expense:

Gain (loss) from investment in Resonant	(323,000)	--	3,142,000	(238,000)
Adjustments to fair value of warrant derivatives	983,000	(85,000)	96,000	(85,000)
Other income	44,000	1,000	433,000	7,000
Interest income	--	--	1,000	1,000
Net loss	$ (2,412,000)	$ (3,454,000)	$ (5,402,000)	$ (8,298,000)

Basic and diluted loss per common share	$ (0.19)	$ (0.42)	$ (0.43)	$ (1.48)

Basic and diluted weighted average number of common shares outstanding	12,917,653	8,176,262	12,615,356	5,612,636

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 27,	December 31,
	2014	2013
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$ 978,000	$ 7,459,000
Investment in Resonant	3,327,000	--
Accounts receivable, net	32,000	6,000
Inventory, net	86,000	76,000
Prepaid expenses and other current assets	146,000	437,000
Total Current Assets	4,569,000	7,978,000

Property and equipment, net of accumulated depreciation of $6,829,000 and $11,626,000, respectively	8,042,000	5,473,000
Patents, licenses and purchased technology, net of accumulated amortization of $776,000 and $722,000, respectively	887,000	888,000
Other assets	257,000	501,000
Total Assets	$ 13,755,000	$ 14,840,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 636,000	$ 703,000
Accrued expenses	594,000	637,000
Total Current Liabilities	1,230,000	1,340,000
Other long term liabilities	6,023,000	6,194,000
Total Liabilities	7,253,000	7,534,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 28,925 and 328,925 shares issued and outstanding, respectively	--	--
Common stock, $.001 par value, 250,000,000 shares authorized, 13,249,421 and 11,634,950 shares issued and outstanding, respectively	13,000	12,000
Capital in excess of par value	286,008,000	281,411,000
Accumulated deficit	(279,519,000)	(274,117,000)
Total Stockholders' Equity	6,502,000	7,306,000
Total Liabilities and Stockholders' Equity	$ 13,755,000	$ 14,840,000

Note – December 31, 2013 balances were derived from audited consolidated financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
	September 27, 2014	September 28, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (5,402,000)	$ (8,298,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	999,000	946,000
Stock-based compensation expense	513,000	418,000
Write-off of intangibles	--	93,000
Adjustment to fair value of warrant derivatives	(96,000)	85,000
(Gain) loss on disposal of property and equipment	(108,000)	331,000
(Gain) loss in investment in Resonant	(3,142,000)	238,000
Changes in assets and liabilities:
Accounts receivable	(26,000)	(5,000)
Inventories	(10,000)	(41,000)
Prepaid expenses and other current assets	290,000	(150,000)
Patents and licenses	(54,000)	(64,000)
Other assets	58,000	2,000
Accounts payable, accrued expenses and other current liabilities	(164,000)	436,000
Net cash used in operating activities	(7,142,000)	(6,009,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,520,000)	(209,000)
Net proceeds from sale of property and equipment	96,000	7,000
Net cash used in investing activities	(3,424,000)	(202,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the sale of common stock	--	12,844,000
Net proceeds from the exercise of warrants	4,085,000	--
Net cash provided by financing activities	4,085,000	12,844,000

Net increase (decrease) in cash and cash equivalents	(6,481,000)	6,633,000
Cash and cash equivalents at beginning of period	7,459,000	3,634,000
Cash and cash equivalents at end of period	$ 978,000	$ 10,267,000